U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                                     FORM 3

       Filed pursuant to Section 16(a) of the  Securities  Exchange Act of 1934,
       Section  17(a)  of the  Public  Utility  Holding  Company  Act of 1935 or
       Section 30(f) of the Investment Company Act of 1940

1.     Name and Address of Reporting Person

       Elliott International Capital Advisors, Inc.
       712 Fifth Avenue
       New York, New York 10019

2.     Date of Event Requiring Statement (Month/Day/Year)

       4/11/00

3.     IRS or Social Security Number of Reporting Person (Voluntary)

4.     Issuer Name and Ticker or Trading Symbol

       Aries Ventures Inc. (ARVT)

5.     Relationship of Reporting Person to Issuer (Check all applicable)

       [ ] Director [ ] Officer  (give title below) [ ] Chairman [x] 10% Owner
       [ ] Other (specify below)

6.     If Amendment, Date of Original (Month/Day/Year)

7.     Individual or Joint/Group Filing (Check applicable line)

       [x] Form filed by one Reporting Person [ ] Form filed by more than one Reporting Person


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Table I          Non-Derivative Securities Beneficially Owned


1.     Title of Security (Instr. 4)


2.     Amount of Securities Beneficially Owned (Instr. 4)


3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)


4.     Nature of Indirect Beneficial Ownership (Instr. 4)


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.










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Table II Derivative Securities Beneficially Owned (e.g. puts, calls, warrants, options, convertible securities)

1.     Title of Derivative Security (Instr. 4)

2.     Date Exercisable and Expiration Date (Month/Day/Year)

             Date Exercisable:


             Expiration Date:


3.     Title and Amount of Securities Underlying Derivative Security (Instr. 4)

             Title:


             Amount or Number of Shares:


4.     Conversion or Exercise Price of Derivative Security


5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)


6.     Nature of Indirect Beneficial Ownership (Instr. 5)


Explanation of Responses:

* Intentional misstatement or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Date: May 9, 2000

         ELLIOTT INTERNATIONAL CAPITAL ADVISORS, INC.


                  By: /s/ Elliot Greenberg
                           Elliot Greenberg
                           Vice President

             *Signature of Reporting Person

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